SECURITIES TRADING POLICY

1. PURPOSE OF THE POLICY

Canadian and United States securities laws prohibit "insider trading" and impose restrictions on the trading of shares or other securities issued by the Company while in possession of material undisclosed facts or changes relating to the Company. The purpose of this Policy is to raise the general level of awareness of the trading and confidentiality obligations of directors, officers and employees of the Company and others who may be in possession of, or may have access to, confidential, material information regarding the Company. The rules set out in this Policy are intended to ensure that persons having knowledge of material information not generally disclosed to the public do not take advantage of such information through trading in securities issued by the Company or in securities of other corporations whose price would be affected by such undisclosed material information. This Policy is also intended to ensure that the Company's directors, officers and employees act, and are perceived to act, in accordance with applicable laws and the highest standards of ethical and professional behaviour.

Definition of material information: material non-public information is any material information about a company that has not yet become publicly available. Information is "material: if a reasonable investor would likely consider it important in making a decision to buy,  hold or sell securities. Any information that could reasonably be expected to affect the price of the securities of the Company is material. The information may be positive or negative. Financial information is frequently material even if it covers only a part of a fiscal period or less than all of a company's operations, since either of these might convey enough information about the company's consolidated results to be considered material information.

Material information about a company should be considered to be non-public unless it has been generally disclosed to the public in Canada and there is a certainty that it is publicly available. As a general rule, information will be considered public two full trading days after its broad dissemination by press release or other acceptable means of dissemination.

This Policy is not intended to provide an in-depth legal analysis of insider trading rules but rather to serve as a guideline for the purpose of limiting the possibility of illegal or inappropriate use of undisclosed confidential material information, facts or changes regarding the Company. The onus of complying with this Policy and the relevant insider trading and other securities legislation lies with each individual director, officer and employee of the Company and its subsidiaries, each of whom is expected to be familiar with this Policy and such legislation and to comply fully with them. Breaches of confidentiality and violations of insider trading and tipping laws carry severe consequences both for the Company and the individuals involved. Therefore, all employees, officers and directors of the Company must comply with the provisions and procedures of this Policy. An employee who violates this Policy may face disciplinary action up to and including termination of his or her employment. A breach of this Policy may also violate certain securities laws and result in criminal prosecution. This Policy also reinforces the Company's commitment to guard its confidential information. The ethical and business principles underlying this Policy may extend beyond even the stringent requirements of applicable securities laws.

2. APPLICATION OF THE POLICY

This Policy applies to the directors, officers and employees of the Company or any of its insiders, affiliates (including subsidiaries) or associates, and to any other person who may be in possession of, or have access to, confidential, material information regarding the Company. For the purposes of this Policy, the term "employees" includes all permanent, contract, secondment and temporary agency employees who are on long-term assignments with the Company or any of its subsidiaries, as well as to consultants to the Company or any of its subsidiaries.

For purposes of this Policy and until the designation is changed by the Board of Directors of the Company, Stephen Goodman, CFO has been designated as the individual designated by the Board of Directors of the Company whom directors, officer, employees or insiders may contact to determine whether or not they may execute trades in the market (the "Information Officer") and can be contacted at sgoodman@lioncg.com.

3. TRADING PROCEDURES FOR DIRECTORS, OFFICERS AND EMPLOYEES

In order to prevent insider trading and tipping violations, the following procedures must be followed by all directors, officers and employees of the Company or any of its insiders, affiliates (including subsidiaries) or associates:

(a) General Prohibition Against Using Material Information and Tipping: All directors, officers and employees of the Company who have knowledge of undisclosed material information relating to the Company or its business (sometimes referred to herein as "you" or "your") are expressly prohibited from disclosing material information and/or buying or selling, exercising options to buy or sell or tipping someone else to buy or sell (or not to buy or sell), securities of the Company unless and until such information has been publicly disclosed and disseminated. If this undisclosed material information relates to any other company with which the Company is negotiating or doing business, you may not trade in the securities of such other company on the basis of such information, nor may you communicate such information to others.

(b) Family Members: This prohibition applies to family members and others living in your household who gain access to or become aware of undisclosed material information relating to the Company. You are also responsible for their compliance with this Policy.

(c) Timing of Transactions: As a general rule, if you know of material information relating to the Company or its business, you should not engage in any transactions relating to securities of the Company (including the exercise of stock options) until at least the commencement of the second trading day after the material information is publicly disclosed by news release.

(d) Blackout Periods: Directors, officers and employees of the Company who have access to undisclosed material information relating to the Company or its business in the normal performance of their duties are subject to "blackout periods" during which they will be prohibited from trading in securities of the Company. For further information on "blackout periods", see section 3.4 of the Company's Communications Policy. All directors, officers and employees who are made aware of a "blackout period" are prohibited from communicating (tipping) internally or externally to anyone else that the Company is subject to a "blackout period". Exceptions to the prohibition against trading during "blackout periods" may only be made with the prior approval of the President of the Company or his designate after consultation with legal counsel.

(e)  All Insiders of the Company must obtain pre-approval prior to trading in the Company's securities, which includes the exercise of Stock Options.  For purposes of this policy, an Insider is a reporting insider of the Company if the insider is:

(i) The chief executive officer, the chief operating officer or the chief financial officer of the Company, of a significant shareholder of the Company or of a major subsidiary of the Company;

(ii) A director of the Company, of a significant shareholder of the Company or of a major subsidiary of the Company;

(iii) A person or company responsible for a principal business unit, division or function of the Company or of a major subsidiary of the Company;

(iv) A significant shareholder of the Company;

(v) A management company that provides significant management or administrative services to the Company or a major subsidiary of the Company, and every director, officer and significant shareholder of the management company;

(vi) An individual performing functions similar to the functions performed by any of the positions described in paragraph (i) to (v);

(vii) The Company itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security;

(viii) A person or a company designated or determined to be an insider under subsection 1.2(1);

(ix) Any other insider that:

(I) in the ordinary course receives or has access to information as to material facts or material changes concerning the Company or a major subsidiary of the Company before the material facts or material changes are generally disclosed; and

(II) directly or indirectly, exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Company or of a major subsidiary of the Company.